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                                                                    EXHIBIT 23.1







CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



To the Board of Directors and Shareholders of PSF Group Holdings, Inc.
Kansas City, Missouri

We consent to the use in this Registration Statement on Form S-1 of our report dated May 26, 2004, (March 11, 2005 as to Note 1) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to reclassifications to give effect to Statement of Financial Accounting Standards No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections" and revisions to include earnings per share on the consolidated statement of operations and comprehensive income
(loss) in accordance with Statement of Financial Accounting Standards No. 128, "Earnings Per Share (as amended)", related to the March 30, 2002 consolidated financial statements that were audited by other auditors who have ceased operations) relating to the consolidated financial statements and the financial statement schedule of PSF Group Holdings, Inc. and subsidiaries as of March 27, 2004 and March 29, 2003 and for the years then ended, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the headings "Summary Historical Financial and other Data," "Selected Historical Consolidated Financial and Other Data," and "Experts" in such Prospectus.



Deloitte & Touche LLP
Kansas City, Missouri
March 11, 2005